Exhibit (a)(5)

HEALTHTRONICS, INC. COMMENCES EXCHANGE OFFER FOR ENDOCARE, INC. SHARES

Austin, Texas and Irvine, California, June 17, 2009 – HealthTronics, Inc. (“HealthTronics”) (NASDAQ: HTRN) and Endocare, Inc. (“Endocare”) (NASDAQ: ENDO) announced today that HealthTronics has commenced an exchange offer for all of the outstanding shares of Endocare common stock pursuant to their previously-announced definitive agreement dated June 7, 2009. Subject to the terms and conditions of the exchange offer, Endocare stockholders who validly tender their shares may elect to receive for each share of Endocare common stock they tender in the exchange offer either (i) $1.35 in cash, without interest, provided that the cash consideration does not exceed 50% of the total consideration or (ii) 0.7764 of a share of common stock of HealthTronics, provided that the stock consideration does not exceed 75% of the total consideration, subject to adjustment and proration.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 21, 2009, unless extended. The terms and conditions of the exchange offer are described in the exchange offer documents, which have been mailed to Endocare stockholders and filed with the Securities and Exchange Commission (“SEC”). The exchange offer is subject to customary closing conditions, including the tender in the exchange offer by Endocare stockholders of shares representing at least a majority of the outstanding shares of Endocare common stock on a fully diluted basis.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology, including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

About Endocare, Inc.

Endocare, Inc. — www.endocare.com — is an innovative medical device company providing minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and palliative intervention (treatment of pain associated with metastases).

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements. Although HealthTronics and Endocare believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, among others, the risk that the exchange offer and the merger will not close; the risk that HealthTronics’ business and/or Endocare’s business will be adversely impacted during the pendency of the exchange offer and the merger; the risk that the operations of the two companies will not be integrated successfully; the risk that HealthTronics’ expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; the risk that demand for and acceptance of HealthTronics’ or Endocare’s products or services may be reduced; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing; and other factors described from time to time in HealthTronics’ or Endocare’s periodic and current reports filed with the Securities and Exchange Commission.

Important Additional Information

In connection with the tender offer, HealthTronics filed a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and Endocare filed a solicitation / recommendation statement on Schedule 14D-9. INVESTORS ARE URGED TO CAREFULLY READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEALTHTRONICS, ENDOCARE AND THE TRANSACTION. Investors and security holders may obtain free copies of the Registration Statement on Form S-4, Schedule TO and Schedule 14D-9 as well as other filings containing information about HealthTronics and Endocare without charge at the SEC’s web site (www.sec.gov).

A free copy of the tender offer materials are also available on HealthTronics’ website at www.healthtronics.com and a copy of the Schedule 14D-9 is available on Endocare’s website at www.endocare.com. Copies of the exchange offer documents are also available without charge from D. F. King & Co., Inc. by calling toll-free (800) 769-4414 (bankers and brokers call collect (212) 269-5550).

Contact:	For HealthTronics, Inc.	For Endocare, Inc.
	Richard A. Rusk Interim Chief Financial Officer (512) 328-2892	Michael R. Rodriguez Senior Vice President, Finance and Chief Financial Officer (949) 450-5400

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